SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 10, 2015

ADAMA TECHNOLOGIES CORPORATION

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	333-148910	98-0552470
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5005 Elbow Drive SW, Suite 207 Calgary, Alberta, Canada T2S2T6		-----
(Address of Principal Executive Offices)		(ZIP Code)

Registrant's Telephone Number, Including Area Code: (321) 452- 9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 10, 2015, Registrant (the “Company”) entered into an Agreement and Plan of Merger and Acquisition with Incubator Holdings, Inc., a Wyoming corporation. The entry into this Agreement was previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2015, filed on October 13, 2015. Under the terms of the Agreement, Incubator Holdings formed an acquisition subsidiary, ADAC Acquisition Corp. in Florida, the Company will merge into that subsidiary, the common shareholders of the Company will receive common shares of Incubator Holdings on the basis of 1 share of Incubator for each 250 shares of the Company held, the preferred shareholder of the Company will receive one preferred share of Incubator Holdings for each share of Series A Preferred Stock of the Company outstanding, and Incubator Holdings will assume the obligations of the Company as an SEC reporting entity.  Incubator also will apply for a new CUSIP number for the common shares and a new trading symbol.  The Company will become a private subsidiary of Incubator Holdings, and will retain all of its existing debts and liabilities except for $352,500 in specific debt that will be assumed by Incubator Holdings under the Agreement.  The existing common shareholders of the Company will receive a total of ten percent of the resulting outstanding common stock of Incubator Holdings and the existing common shareholders of Incubator Holdings will retain 90 percent of the common stock after the acquisition.

Completion of the proposed acquisition requires approval of a majority vote of the shareholders of the Company as well as compliance with all regulatory requirements.  The Agreement and the proposed merger have been approved by written consent of International Ambitions, LLC, a Nevada limited liability company, the sole holder of the Series A Preferred Stock of the Company.  The Series A Preferred Stock votes with the outstanding common stock and carries a total vote equal to 51 percent of all classes of stock entitled to vote on any matter, and represents voting control of the Company.  The principal of International Ambitions, LLC is Dr. Rowen S. Pfeifer of Murfreesboro, TN.  Dr. Pfeifer has no relationship with the Company other than as the preferred shareholder, and has no other equity ownership in the Company.

Closing is expected to be on or before December31, 2015, subject to completion of all required regulatory filings.

Incubator Holdings is a Wyoming Holding company which has a development stage operation in place now and which has acquisition agreements in place for the acquisition of two existing operating companies:

Acquisition #1 specializes in precision machining and aerospace manufacturing. Since its inception in 1974, this company has concentrated on safety critical aerospace landing gear. It has numerous government contracts extended over several years. As a result of quality work, this company was awarded the Award for Excellence by the U.S. Government. This company has state of the art technology coupled with programmers that have extensive education and expertise to meet customer expectations. In addition, this company which does several million dollars annually in revenue has been profitable for many years.

Acquisition #2 protects families and businesses from identity theft which has become the number one crime in the nation. This company provides far more than the typical credit card protection. In fact, it supplies the “7” essential components of whole identity protection. These include:

1.

Whole identity monitoring-not just credit cards

2.

Cyber-crime protection—hackers, viruses, etc.

3.

Credit-manage and protect your credit

4.

Privacy-minimize junk mail, spam, etc.

5.

Lost wallet protection

6.

Whole identity recovery—restoration to pre-theft status

7.

Cyberhood watch—24/7 real-time alerts

Closing of the acquisitions of these two target companies will be completed after the merger of the Company with ADAC Acquisition Corp.

As a result of the merger with Incubator Holdings, Inc. and its subsidiary, the Company will be filing Form 10 information to terminate its current status as a shell company within the meaning of the federal securities laws, as soon as the merger closes.  Although the merger will result in a change of control of the common stock of the Company, because the current common shareholders of the Company will hold only 10 percent of the outstanding common shares of Incubator Holdings, Inc., there will not be a change of control because International Ambitions, LLC, which holds 51 percent of the total voting power of the Company, will receive an identical preferred stock in Incubator Holdings, Inc. in the merger, and will continue to hold 51 percent of the total voting power of Incubator Holdings, Inc., after the merger.

Item 1.02  Termination of a Material Definitive Agreement.

Effective November 14, 2014, the Company entered into an Agreement and Plan of Merger and Acquisition with Capital Interchange Corporation, a Florida corporation  (CIC), Focus Gold Commercial Resolution, Inc., a Florida corporation, and Focus Gold Financial Corp., a Florida corporation, for a three-way merger, which was expected to close by December 31, 2014. The proposed transaction has now been abandoned.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(b) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit 10. Agreement and Plan of Merger and Acquisition dated September 10, 2015.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Michael Choo

Chief Executive Officer

Dated: December 1, 2015